SHANE DALY

Vice President

and Associate General Counsel

(212) 314-3912

(212) 314-3959

[EQUITABLE AMERICA]	LAW DEPARTMENT

December 13, 2022

Equitable Financial Life Insurance Company of America

525 Washington Boulevard

Jersey City, NJ 07310

Dear Sirs:

This opinion is furnished in connection with the filing by Equitable Financial Life Insurance Company of America (“Equitable America”) of a Form S-3 Registration Statement of Equitable America for the purpose of registering Interests in the Structured Investment Option® (“Interests”) under the Securities Act of 1933.

I have examined such corporate records of Equitable America and provisions of the Arizona Insurance Law as are relevant to authorization and issuance of the Interests and such other documents and laws as I consider appropriate. On the basis of such examination, it is my opinion that:

1.     Equitable America is a corporation duly organized and validly existing under the laws of the State of Arizona.

2.     The Interests are duly authorized and, when issued in accordance with applicable regulatory approvals, represent validly issued and binding obligations of Equitable America.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Shane Daly
Shane Daly